 Exhibit 99.1

For Release:              Immediately

Contact:                      Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES

 SECOND QUARTER EARNINGS

Calhoun, Georgia, July 20, 2005 - Mohawk Industries, Inc. (NYSE:MHK) today announced 2005 second quarter net earnings of $93,811,000 and diluted earnings per share (EPS) of $1.39 (both 8% above last year).  This compares to $87,158,000 in net earnings and $1.29 in EPS for the second quarter of 2004.  Net sales for the quarter were $1,624,692,000 in 2005 compared to net sales of $1,485,897,000 in 2004, an increase of 9%.  The growth in EPS resulted from selling price increases, lower selling, general and administrative expenses as a percent of net sales and growing hard surface sales partially offset by continuing raw material and energy cost increases.  The net sales growth was attributable to price increases and internal growth.  The Mohawk segment net sales of $1,184,914,000 in the second quarter of 2005 were up 7% from $1,105,493,000.  This was primarily attributable to increases in prices as well as growth in commercial and hard surface sales. The Dal-Tile segment net sales of $439,778,000 in the second quarter grew 16% from $380,404,000 primarily as a result of internal growth and improved product mix.

EPS for the first half of 2005 was $2.42 and net earnings were $163,831,000 (both 7% above last year) compared to EPS of $2.27 and $153,465,000 in net earnings for the first half of 2004.  This increase in EPS and net earnings is attributable to selling price increases, lower selling, general and administrative expenses as a percent of net sales and growing hard surface sales partially offset by continuing raw material and energy cost increases.  Net sales for the first half of 2005 were $3,117,914,000, representing an 8% increase over the first half of 2004 sales of $2,875,622,000.  This sales growth was attributable to price increases and internal growth.

In commenting on the quarter results, Jeffrey S. Lorberbaum, Chairman and CEO, stated, "Mohawk turned in another strong performance for the quarter.  I am especially pleased with the excellent Dal-Tile performance which continues to exceed our expectations.  The 15.8% operating margin is one of the highest we have recorded.  Our investments in Dal-Tile including the expansion of our manufacturing plants in Muskogee and Mexico, adding distribution points and opening new design galleries are continuing as planned.  This should support continued growth in the ceramic tile business and increase capacity to satisfy our customers' requirements.

The Mohawk segment also reported good results for the quarter with both the commercial and residential new construction business expanding as demand remains strong.    We continue to broaden our carpet tile offerings through our Lees and Mohawk brands.  Carpet tile is a growing category among designers and architects.   Our retail replacement business was soft during the quarter as a result of fewer consumers shopping in retail stores.  Sales of our Home products are still under pressure as we have exited some marginal products and some customers have reduced their inventory levels.  The profitability is in line with the Mohawk segment and we are investigating alternatives to maximize our business.

Price increases were implemented in the second quarter as a result of raw material and energy cost increases.  This impacts our margins as the timing of price increases lags behind the cost increases.  Many of the raw material cost increases appear to have moderated during the quarter.  However, increases in oil costs and worldwide commodity demand could further affect our costs.

Our new SmartStrand™ carpet introduction with Dupont™ Sorona® is being implemented across the country and has been well received in the marketplace.   The product is targeted for the mid to high-end market with comprehensive merchandising and advertising programs.  Many of the sample displays are in the process of being installed across the country.  Additional products will be introduced by the end of the year.

I am also proud to announce that Mohawk won two awards at Neocon, the national commercial show, for innovative products in our Karastan and Lees divisions.  In addition, FloorCovering News presented Mohawk awards for the Carpet Manufacturer of the Year and the Overall Floorcovering Manufacturer of the Year.

We recently announced the acquisition of Unilin, who is leader in high-end laminate in both the U.S. and European market.  We expect to close in the fourth quarter this year.  This is the second significant step, after our 2002 Dal-Tile acquisition, in broadening our participation in the hard surface flooring market.  Unilin is the only fully integrated U.S. manufacturer with a history of innovation and cutting edge products.  Unilin's management will remain in place and lead our laminate efforts.

Our leverage at 24% debt to capitalization provided the opportunity to acquire Unilin.  We are in the process of obtaining regulatory approvals for the combination in the United States and Europe.  The combined management team is developing a long-term strategy to maximize our laminate business.  We expect the acquisition to be slightly accretive in 2006."

A strong housing market and declining unemployment continue to support the overall economy.  Our business in the residential new construction and commercial markets has continued to show strength.  Other economic factors such as high oil and gasoline prices have affected our retail replacement business.  Future raw material and energy prices are not predictable and may affect our industry.  After considering these factors, the third quarter earnings forecast is from $1.71 to $1.80 EPS.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words "believes," "anticipates," "forecasts," "estimates," or similar expressions constitute "forward-looking statements."  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties.  The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Mohawk's SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications.  Mohawk offers a complete selection of broadloom carpet, ceramic tile, wood, stone, laminate, vinyl, rugs and other home products.  These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile and American Olean.  Mohawk's unique merchandising and marketing assist our customers in creating the consumers' dream.  Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Thursday, July 21, 2005 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local ..

 A conference call replay will also be available until Friday, July 29, 2005 by dialing 1-800-642-1687 for US/local calls and (706) 645-9291 for international calls and entering Conference ID # 7842048.

DATE FOR FUTURE PRESS RELEASE AND CONFERENCE CALL:

PRESS RELEASE

CONFERENCE CALL

3rd QUARTER 2005	OCTOBER 19, 2005	OCTOBER 20, 2005	11:00AM (800-603-9255)

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data	Three Months Ended		Six Months Ended
(Amounts in thousands, except per share data)	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004

Net sales	$ 1,624,692	1,485,897	3,117,914	2,875,622
Cost of sales	1,193,183	1,082,578	2,301,703	2,106,757
Gross profit	431,509	403,319	816,211	768,865
Selling, general and administrative expenses	271,020	252,646	532,092	499,153
Operating income	160,489	150,673	284,119	269,712
Interest expense	12,515	13,212	24,391	27,166
Other (income) expense, net	922	991	2,926	2,413
Earnings before income taxes	147,052	136,470	256,802	240,133
Income taxes	53,241	49,312	92,971	86,668
Net earnings	$ 93,811	87,158	163,831	153,465
Basic earnings per share	$ 1.40	1.31	2.45	2.30
Weighted-average shares outstanding	66,811	66,742	66,807	66,686
Diluted earnings per share	$ 1.39	1.29	2.42	2.27
Weighted-average common and dilutive
potential common shares outstanding	67,504	67,564	67,598	67,582

Other Financial Information
(Amounts in thousands)

Net cash provided by operating activities	$ 104,079	54,421	154,780	57,682
Depreciation & amortization	$ 31,497	30,100	63,762	61,110
Capital expenditures	$ 64,832	25,507	99,353	38,674

Consolidated Balance Sheet Data
(Amounts in thousands)
			July 2, 2005	July 3, 2004
ASSETS
Current assets:
Receivables			$ 775,992	698,852
Inventories			1,125,145	926,396
Prepaid expenses			49,125	43,436
Deferred income taxes			55,311	84,260
Total current assets			2,005,573	1,752,944
Property, plant and equipment, net			973,627	899,458
Goodwill			1,377,349	1,376,381
Other assets			333,700	339,287
			$ 4,690,249	4,368,070
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt			$ 183,835	274,459
Accounts payable and accrued expenses			757,813	715,074
Total current liabilities			941,648	989,533
Long-term debt, less current portion			700,000	709,425
Deferred income taxes and other long-term liabilities			221,244	213,911
Total liabilities			1,862,892	1,912,869
Total stockholders' equity			2,827,357	2,455,201
			$ 4,690,249	4,368,070

Segment Information	As of or for the Three Months Ended		As of or for the Six Months Ended
(Amounts in thousands)	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004

Net sales:
Mohawk	$ 1,184,914	1,105,493	2,276,260	2,135,935
Dal-Tile	439,778	380,404	841,654	739,687
Consolidated net sales	$ 1,624,692	1,485,897	3,117,914	2,875,622

Operating income:
Mohawk	$ 95,743	97,050	161,368	168,822
Dal-Tile	69,291	55,895	127,761	105,297
Corporate and eliminations	(4,545)	(2,272)	(5,010)	(4,407)
Consolidated operating income	$ 160,489	150,673	284,119	269,712

Assets:
Mohawk			$ 2,492,341	2,249,124
Dal-Tile			2,147,812	2,035,850
Corporate and eliminations			50,096	83,096
Consolidated assets			$ 4,690,249	4,368,070